Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SMART Technologies Inc.

We consent to the incorporation by reference in the Registration Statement (No. 333-181530) on Form S-8 of SMART Technologies Inc. of our report dated May 26, 2016, on the consolidated financial statements of SMART Technologies Inc., which report is included in the Annual Report on Form 20-F of SMART Technologies Inc. for the fiscal year ended March 31, 2016. Our report refers to a change in presentation of deferred taxes on the balance sheet.

/s/ KPMG LLP
Chartered Professional Accountants

Calgary, Canada
June 7, 2016